Exhibit 99.1

NEWS RELEASE

Media Contact:	Linda Pazin
Sempra Energy
(877) 340-8875
media@sempra.com

Financial Contact:	Lindsay Gartner
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY DELIVERS STRONG FULL-YEAR
2020 FINANCIAL AND OPERATIONAL RESULTS

•Executing $32 Billion Five-Year Capital Plan
•Increasing U.S. Utilities Capital in 2021-2022 by $1.1 Billion Over Prior Capital Plan
•Progressing Sempra Infrastructure Partners; Expected to Create Additional Shareholder Value
•Reaffirming Full-Year 2021 EPS Guidance Range
•Raising Annualized Common Stock Dividend

SAN DIEGO, Feb. 25, 2021 – Sempra Energy (NYSE: SRE) today announced full-year 2020 earnings of $3.76 billion, or $12.88 per diluted share, compared to full-year 2019 earnings of $2.06 billion, or $7.29 per diluted share. On an adjusted basis, the company’s full-year 2020 earnings were $2.35 billion, or $8.03 per diluted share, compared to $1.91 billion, or $6.78 per diluted share, in 2019. In the fourth quarter of 2020, Sempra Energy reported earnings of $414 million, or $1.43 per diluted share, compared to $447 million, or $1.55 per diluted share, in the fourth quarter of 2019. On an adjusted basis, fourth quarter 2020 earnings were $553 million, or $1.90 per diluted share. There were no adjustments made to fourth quarter 2019 earnings.

Full-Year 2020 Financial Results

$3.76 BILLION	**$2.35 BILLION**	**$12.88 PER DILUTED SHARE**	**$8.03 PER DILUTED SHARE**
GAAP Earnings	Adjusted Earnings*	GAAP Earnings per Common Share (EPS)	Adjusted EPS*

*Adjusted Earnings and Adjusted EPS are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable GAAP financial measures, refer to Table A in this press release.

Delivering Long-Term Sustainable Value

11 YEARS

of consecutive dividend increases

$500M

returned to shareholders through a share buyback program

~$7B*

in capital deployed in 2020

*Amounts represent expenditures for PP&E and investments. Represents our proportionate ownership share and includes amounts funded by unconsolidated entities, including Oncor, Sharyland and our unconsolidated JVs. See Table D in this press release for reconciliation of this financial measure.

Driving a High-Performance Culture

Our company's success is underpinned by our high-performance culture, which includes fostering an inclusive work environment and embracing diverse backgrounds and perspectives.

FORTUNE WORLD'S MOST ADMIRED COMPANIES 2021

Bloomberg Gender-Equality Index 2021

BEST PLACES TO WORK 2021 for LGBTQ Equality
100% CORPORATE EQUALITY INDEX

“Our strong financial results in 2020 reflect the continued growth in our business and are a credit to our talented workforce and investments in a high-performing culture,” said Jeffrey W. Martin, chairman and CEO of Sempra Energy. “As the owner of one of the largest energy networks in North America, we have set a goal of being a leader in transitioning to a lower-carbon future by enabling the delivery of cleaner energy solutions in every market we serve. We envision critical new investments in energy infrastructure playing a vital role in reaching a net-zero energy future, promoting growth across all sectors of the economy and supporting a thriving energy industry.”

The reported financial results reflect certain significant items as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for the fourth quarter and full-year 2020 and 2019.

	Three months ended		Years ended
	December 31,		December 31,
(Dollars, except EPS, and shares, in millions)	2020	2019	2020	2019

	(Unaudited)

GAAP Earnings	$414	$447	$3,764	$2,055

Gain on Sale of South American Businesses	—	—	(1,747)	—

Impacts Associated with Aliso Canyon Litigation and Regulatory Matters	139	—	233	—

Losses from Investment in RBS Sempra Commodities LLP	—	—	100	—

Tax Impacts from Holding the South American Businesses for Sale	—	—	—	(99)

Gain on Sale of Certain Renewables Assets	—	—	—	(45)

Adjusted Earnings(1)	$553	$447	$2,350	$1,911

GAAP Diluted Weighted-Average Common Shares Outstanding	290	289	292	282
GAAP Earnings Per Diluted Common Share	$1.43	$1.55	$12.88	$7.29

Adjusted Diluted Weighted-Average Common Shares Outstanding(1)	290	289	306	282
Adjusted Earnings per Diluted Common Share(1),(2)	$1.90	$1.55	$8.03	$6.78

1)Represents a non-GAAP financial measure (GAAP represents accounting principles generally accepted in the United States of America). See Table A for information regarding non-GAAP financial measures.
2)To calculate Full-Year 2020 Adjusted Earnings-Per-Common-Share (EPS), preferred dividends of $104 million are added back to Adjusted Earnings because of the dilutive effect of Series A mandatory convertible preferred stock.

Declaring Dividends and Raising Annualized Common Stock Dividend
This week, Sempra Energy’s board of directors declared a $1.10 per share quarterly dividend on the company's common stock, which is payable April 15, 2021 to common stock shareholders of record as of March 25, 2021. The declared quarterly dividend represents an increase of the company's common stock dividend to $4.40 per share, on an annualized basis, from $4.18 per share in 2020. Over the past decade, we have increased our dividend at a compound annual growth rate of approximately 9% and today’s announcement demonstrates the company’s continued commitment to generating value for shareholders, while also reinvesting in the future growth of the business.
Sempra Energy's board of directors also declared a quarterly dividend of $1.6875 per share on the company's 6.75% Mandatory Convertible Preferred Stock, Series B. Additionally, the board of directors declared a semi-annual dividend of $24.375 per share on Sempra Energy's 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C. The preferred stock dividends will be payable April 15, 2021 to preferred stock shareholders of record as of April 1, 2021.

Continuing Strong Growth at U.S. Utilities
In combination, San Diego Gas & Electric Co. (SDG&E), Southern California Gas Co. (SoCalGas) and Oncor Electric Delivery Company LLC (Oncor) own and operate some of the largest energy networks in the United States and are expected to play a critical role in delivering lower-carbon energy to the communities they serve, while continuing to invest in safety advancements and clean technologies to help maintain resiliency and reliability. Our U.S. Utilities platform has continued to deliver stable cash flows, improved earnings visibility, and strong organic growth. In 2020, Sempra Energy deployed record capital of approximately $7 billion which was primarily centered on safety and reliability investments at SDG&E, SoCalGas and Oncor. In 2021 to 2025, Sempra Energy’s $32 billion capital plan is anchored by continued investments in the company’s U.S. Utilities platform with a focus on safety, reliability and decarbonizing the energy system. Compared to Sempra Energy’s prior capital plan, the company has increased U.S. Utilities capital in 2021-2022 by approximately $1.1 billion.
In Texas, Oncor has restored power and repaired damages following the unprecedented winter storm that impacted many residents in the state last week. While the severe weather has highlighted the importance of critical energy infrastructure, it also demonstrates the vital role Oncor continues to play in meeting the growing needs of Texas’ economy through the execution of its 2021-2025 capital plan. In 2020, Oncor connected approximately 77,000 new premises, exceeding its connections in 2019 by about 20%, which is the highest organic growth in Oncor’s history. Oncor also set a company record for new generation interconnection requests it received in 2020, driven by strong development activity in utility-scale generation, with a focus on the renewable and battery storage markets. Additionally, Oncor completed six major transmission projects in West Texas totaling approximately 260 circuit miles and approximately $300 million of investment.

Advancing Sempra Infrastructure Partners Transactions
Sempra Energy continues to make progress on a series of integrated transactions announced in December 2020, intended to simplify its energy infrastructure investments under a common platform – Sempra Infrastructure Partners. The company plans to complete the stock-for-stock exchange offer for the publicly traded shares of Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) and close the sale of a non-controlling interest in Sempra Infrastructure Partners in the second quarter of 2021. The exchange offer and sale of a non-controlling interest are advancing independently and are not contingent upon the timing of the other transaction.
“With increased scale and a strong growth pipeline, Sempra Infrastructure Partners will be well-positioned to help lead the global energy transition,” said Martin. “Moreover, we expect the transaction to support an investment grade balance sheet to support the company’s future growth.”
By simplifying the ownership structure of Sempra LNG and IEnova under Sempra Infrastructure Partners, the company is expected to create additional value for Sempra Energy investors.

Progressing LNG Infrastructure Investments
In November 2020, ECA Liquefaction (ECA LNG), a joint venture between Sempra LNG and IEnova, reached a final investment decision (FID) for the development, construction and operation of the ECA LNG Phase 1 natural gas liquefaction-export project in Baja California, Mexico. ECA LNG Phase 1 is the only liquefied natural gas (LNG) export project in the world to reach FID in 2020. Estimated capital expenditures for
ECA LNG Phase 1 are approximately $2 billion. Sempra expects to fund the project with a combination of equity contributions and debt. First LNG production from ECA LNG Phase 1 is expected in late 2024.
Additionally, an affiliate of Total SE has secured a 16.6% equity stake in ECA LNG Phase 1, while Sempra LNG and IEnova have each retained 41.7% ownership.

Building Sustainable Value
Sempra Energy’s strong results are underpinned by a commitment to environmental, social and governance matters. The company’s recent recognition includes:
•Fortune Magazine’s “World’s Most Admired Companies” for 2021;
•Dow Jones Sustainability World Index, as the only North American utility sector company on the list;
•Dow Jones Sustainability North American Index;
•Bloomberg Gender-Equality Index for 2021;
•Human Rights Campaign’s “Best Place to Work for LGBTQ Equality;”
•Center for Political Accountability-Zicklin Index – Trendsetter in political disclosure practices and accountability for 2020;
•Chief Executive of the Year at S&P Global Platts’ Global Energy Awards;
•Deal of the Year at S&P Global Platts’ Global Energy Awards for the divestiture of the company’s South American assets; and
•National Association of Corporate Directors' NXT Award for excellence in diversity and inclusion.

Earnings Guidance
As a result of Sempra Energy’s continued financial execution, the company is reaffirming its full-year 2021 EPS guidance range of $7.50 to $8.10.

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra Energy’s adjusted earnings, adjusted EPS and adjusted diluted weighted-average common shares outstanding. See Table A for additional information regarding these non-GAAP financial measures.

Internet Broadcast
Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET with senior management of the company. Access is available by logging onto the website at www.sempra.com. For those unable to log on to the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 2095631.

About Sempra Energy
Sempra Energy's mission is to be North America's premier energy infrastructure company. The Sempra Energy family of companies have more than 19,000 talented employees who deliver energy with purpose to over 36 million consumers. With more than $66 billion in total assets at the end of 2020, the San Diego-based company is the owner of one of the biggest energy networks in North America serving some of the largest economies in the world. The company is helping to advance the global energy transition by enabling the delivery of lower-carbon energy solutions in each market it serves, including California, Texas, Mexico and the LNG export market. Sempra Energy is consistently recognized as a leader in sustainable business practices and for its long-standing commitment to building a high-performing culture and advancing diversity and inclusion. Sempra is the only North American utility sector company included on the Dow Jones Sustainability World Index and was also named one of the "World's Most Admired Companies" for 2021 by Fortune Magazine for the fourth consecutive year.
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This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions with respect to the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed in any forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors.

In this press release, forward-looking statements can be identified by words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “under construction,” “in development,” “target,” “outlook,” “maintain,” “continue,” or similar expressions, or when we discuss our guidance, priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: California wildfires, including the risks that we may be found liable for damages regardless of fault and that we may not be able to recover costs from insurance, the wildfire fund established by California Assembly Bill 1054 or in rates from customers; decisions, investigations, regulations, issuances or revocations of permits and other authorizations, renewals of franchises, and other actions by (i) the Comisión Federal de Electricidad, California Public Utilities Commission (CPUC), U.S. Department of Energy, Public Utility Commission of Texas, and other regulatory and governmental bodies and (ii) states, counties, cities and other jurisdictions in the U.S., Mexico and other countries in which we do business; the success of business development efforts, construction projects and major acquisitions and divestitures, including risks in (i) the ability to make a final investment decision, (ii) completing construction projects or other transactions on schedule and budget, (iii) the ability to realize anticipated benefits from any of these efforts if completed, and (iv) obtaining the consent of partners or other third parties; the resolution of civil and criminal litigation, regulatory inquiries, investigations and proceedings, and arbitrations, including, among others, those related to the natural gas leak at Southern California Gas Company’s (SoCalGas) Aliso Canyon natural gas storage facility; the impact of the COVID-19 pandemic on our capital projects, regulatory approval processes, supply chain, liquidity and execution of operations; actions by credit rating agencies to downgrade our credit ratings or to place those ratings on negative outlook and our ability to borrow on favorable terms and meet our substantial debt service obligations; moves to reduce or eliminate reliance on natural gas and the impact of volatility of oil prices on our businesses and development projects; weather, natural disasters, pandemics, accidents, equipment failures, explosions, acts of terrorism, computer system outages and other events that disrupt our operations, damage our facilities and systems, cause the release of harmful materials, cause fires and subject us to liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits), may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power and natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, limitations on the withdrawal of natural gas from storage facilities, and equipment failures; cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses, and the confidentiality of our proprietary information and the personal information of our customers and employees; expropriation of assets, failure of foreign governments and state-owned entities to honor their contracts, and property disputes; the impact at San Diego Gas & Electric Company (SDG&E) on competitive customer rates and reliability due to the growth in distributed and local power generation, including from departing retail load resulting from customers transferring to Direct Access and Community Choice Aggregation, and the risk of nonrecovery for stranded assets and contractual obligations; Oncor Electric Delivery Company LLC’s (Oncor) ability to eliminate or reduce its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; volatility in foreign currency exchange and interest rates and commodity prices and our ability to effectively hedge these risks; changes in tax and trade policies, laws and regulations, including tariffs and revisions to international trade agreements that may increase our costs, reduce our competitiveness, or impair our ability to resolve trade disputes; and other uncertainties, some of which may be difficult to predict and are beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on the company's website, www.sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra North American Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, and Sempra North American Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC.

SEMPRA ENERGY
Table A

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts; shares in thousands)
	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019
	(unaudited)
REVENUES
Utilities	$2,826	$2,640	$10,025	$9,448
Energy-related businesses	345	303	1,345	1,381
Total revenues	3,171	2,943	11,370	10,829

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(343)	(350)	(925)	(1,139)
Cost of electric fuel and purchased power	(269)	(259)	(1,187)	(1,188)
Energy-related businesses cost of sales	(76)	(79)	(276)	(344)
Operation and maintenance	(1,174)	(951)	(3,940)	(3,466)
Aliso Canyon litigation and regulatory matters	(180)	—	(307)	—
Depreciation and amortization	(424)	(395)	(1,666)	(1,569)
Franchise fees and other taxes	(146)	(127)	(543)	(496)
Impairment losses	—	—	(1)	(43)
(Loss) gain on sale of assets	(3)	—	(3)	63
Other income (expense), net	115	(26)	(48)	77
Interest income	20	23	96	87
Interest expense	(263)	(280)	(1,081)	(1,077)
Income from continuing operations before income taxes and equity earnings	428	499	1,489	1,734
Income tax expense	(189)	(165)	(249)	(315)
Equity earnings	193	95	1,015	580
Income from continuing operations, net of income tax	432	429	2,255	1,999
Income from discontinued operations, net of income tax	—	71	1,850	363
Net income	432	500	4,105	2,362
Losses (earnings) attributable to noncontrolling interests	29	(18)	(172)	(164)
Preferred dividends	(47)	(35)	(168)	(142)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings attributable to common shares	$414	$447	$3,764	$2,055

Basic earnings per common share (EPS):
Earnings	$1.43	$1.57	$12.93	$7.40
Weighted-average common shares outstanding	289,009	284,649	291,077	277,904

Diluted EPS:
Earnings	$1.43	$1.55	$12.88	$7.29
Weighted-average common shares outstanding	290,216	288,767	292,252	282,033

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY ADJUSTED EARNINGS TO SEMPRA ENERGY GAAP EARNINGS (Unaudited)
Sempra Energy Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2020 and 2019 as follows:
Three months ended December 31, 2020:
▪$(139) million from impacts associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at Southern California Gas Company (SoCalGas)
Year ended December 31, 2020:
▪$(233) million from impacts associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at SoCalGas
▪$(100) million equity losses at RBS Sempra Commodities LLP, which represent an estimate of our obligations to settle pending tax matters and related legal costs at our equity method investment at Parent and Other
▪$1,747 million gain on the sale of our South American businesses
Year ended December 31, 2019:
▪$45 million gain on the sale of certain Sempra Renewables assets
Associated with holding the South American businesses for sale:
▪$89 million income tax benefit from outside basis differences in our South American businesses primarily related to the change in our indefinite reinvestment assertion from our decision in January 2019 to hold those businesses for sale and a change in the anticipated structure of the sale
▪$10 million income tax benefit to reduce a valuation allowance against certain net operating loss (NOL) carryforwards as a result of our decision to sell our South American businesses
Sempra Energy Adjusted Earnings, Weighted-Average Common Shares Outstanding – Adjusted and Adjusted EPS are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and/or nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP Earnings, Weighted-Average Common Shares Outstanding – GAAP and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

SEMPRA ENERGY
Table A (Continued)

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS
(Dollars in millions, except per share amounts; shares in thousands)
	Pretax amount	Income tax (benefit) expense(1)	Earnings	Pretax amount	Income tax expense (benefit)(1)	Earnings
	Three months ended December 31, 2020			Three months ended December 31, 2019
	(unaudited)
Sempra Energy GAAP Earnings			$414			$447
Excluded item:
Impacts associated with Aliso Canyon litigation and regulatory matters	$180	$(41)	139	$—	$—	—
Sempra Energy Adjusted Earnings			$553			$447

Diluted EPS:
Weighted-average common shares outstanding, diluted – GAAP			290,216			288,787
Sempra Energy GAAP EPS			$1.43			$1.55
Sempra Energy Adjusted EPS			$1.90

	Year ended December 31, 2020			Year ended December 31, 2019
Sempra Energy GAAP Earnings			$3,764			$2,055
Excluded items:
Impacts associated with Aliso Canyon litigation and regulatory matters	$307	$(74)	233	$—	$—	—
Losses from investment in RBS Sempra Commodities LLP	100	—	100	—	—	—
Gain on sale of South American businesses	(2,899)	1,152	(1,747)	—	—	—
Gain on sale of certain Sempra Renewables assets	—	—	—	(61)	16	(45)
Associated with holding the South American businesses for sale:
Change in indefinite reinvestment assertion of basis differences and structure of sale of discontinued operations	—	—	—	—	(89)	(89)
Reduction in tax valuation allowance against certain NOL carryforwards	—	—	—	—	(10)	(10)
Sempra Energy Adjusted Earnings			$2,350			$1,911

Diluted EPS:
Sempra Energy GAAP Earnings			$3,764			$2,055
Weighted-average common shares outstanding, diluted – GAAP			292,252			282,033
Sempra Energy GAAP EPS			$12.88			$7.29

Sempra Energy Adjusted Earnings			$2,350			$1,911
Add back dividends for dilutive series A preferred stock			104			—
Sempra Energy Adjusted Earnings for Adjusted EPS			$2,454			$1,911
Weighted-average common shares outstanding, diluted – Adjusted(2)			305,669			282,033
Sempra Energy Adjusted EPS			$8.03			$6.78

(1)	Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. We did not record an income tax benefit for the equity losses from our investment in RBS Sempra Commodities LLP because, even though a portion of the liabilities may be deductible under United Kingdom tax law, it is not probable that the deduction will reduce United Kingdom taxes.
(2)	In the year ended December 31, 2020, because the assumed conversion of the series A preferred stock is dilutive for Adjusted Earnings, 13,417 series A preferred stock shares are added back to the denominator used to calculate Adjusted EPS.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY 2020 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA ENERGY 2020 GAAP EPS GUIDANCE RANGE (Unaudited)

Sempra Energy 2020 Adjusted EPS Guidance Range of $7.20 to $7.80 excludes items (after the effects of income taxes and, if applicable, noncontrolling interests) as follows:
▪$(233) million from impacts associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at SoCalGas
▪$(100) million equity losses at RBS Sempra Commodities LLP, which represent an estimate of our obligations to settle pending tax matters and related legal costs at our equity method investment at Parent and Other
▪$1,747 million gain on the sale of our South American businesses

Sempra Energy 2020 Adjusted EPS Guidance Range is a non-GAAP financial measure. Because of the significance and/or nature of the excluded items, management believes that this non-GAAP financial measure provides a meaningful comparison of the performance of Sempra Energy's business operations to prior and future periods. Sempra Energy 2020 Adjusted EPS Guidance Range should not be considered an alternative to Sempra Energy 2020 GAAP EPS Guidance Range. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra Energy 2020 Adjusted EPS Guidance Range to Sempra Energy 2020 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EPS GUIDANCE RANGE TO GAAP EPS GUIDANCE RANGE

	Full-Year 2020
Sempra Energy GAAP EPS Guidance Range(1)	$12.02	to	$12.62
Excluded items:
Impacts associated with Aliso Canyon litigation and regulatory matters	0.80		0.80
Losses from investment in RBS Sempra Commodities LLP	0.34		0.34
Gain on sale of South American businesses	(5.96)		(5.96)
Sempra Energy Adjusted EPS Guidance Range	$7.20	to	$7.80
Weighted-average common shares outstanding, diluted (millions)(2)			293

(1)		Sempra Energy's prior GAAP EPS Guidance Range for full-year 2020 has been updated to reflect additional impacts associated with the Aliso Canyon natural gas storage facility litigation and regulatory matters.
(2)		Weighted-average common shares outstanding does not include the dilutive effect of mandatory convertible preferred stock, as they are assumed to be antidilutive for full-year 2020. If such mandatory convertible preferred stock were dilutive for the full year, the 2020 GAAP EPS Guidance Range would differ from the range presented above.

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$960	$108
Restricted cash	22	31
Accounts receivable – trade, net	1,578	1,261
Accounts receivable – other, net	403	455
Due from unconsolidated affiliates	20	32
Income taxes receivable	113	112
Inventories	308	277
Regulatory assets	190	222
Greenhouse gas allowances	553	72
Assets held for sale in discontinued operations	—	445
Other current assets	364	324
Total current assets	4,511	3,339

Other assets:
Restricted cash	3	3
Due from unconsolidated affiliates	780	742
Regulatory assets	1,822	1,930
Nuclear decommissioning trusts	1,019	1,082
Investment in Oncor Holdings	12,440	11,519
Other investments	1,388	2,103
Goodwill	1,602	1,602
Other intangible assets	202	213
Dedicated assets in support of certain benefit plans	512	488
Insurance receivable for Aliso Canyon costs	445	339
Deferred income taxes	136	155
Greenhouse gas allowances	101	470
Right-of-use assets – operating leases	543	591
Wildfire fund	363	392
Assets held for sale in discontinued operations	—	3,513
Other long-term assets	753	732
Total other assets	22,109	25,874
Property, plant and equipment, net	40,003	36,452
Total assets	$66,623	$65,665

SEMPRA ENERGY
Table B (Continued)

CONSOLIDATED BALANCE SHEETS (CONTINUED)
(Dollars in millions)
	December 31,
	2020	2019
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$885	$3,505
Accounts payable – trade	1,359	1,234
Accounts payable – other	154	179
Due to unconsolidated affiliates	45	5
Dividends and interest payable	551	515
Accrued compensation and benefits	446	476
Regulatory liabilities	140	319
Current portion of long-term debt and finance leases	1,540	1,526
Reserve for Aliso Canyon costs	150	9
Greenhouse gas obligations	553	72
Liabilities held for sale in discontinued operations	—	444
Other current liabilities	1,016	866
Total current liabilities	6,839	9,150

Long-term debt and finance leases	21,781	20,785

Deferred credits and other liabilities:
Due to unconsolidated affiliates	234	195
Pension and other postretirement benefit plan obligations, net of plan assets	1,059	1,067
Deferred income taxes	2,871	2,577
Regulatory liabilities	3,372	3,741
Reserve for Aliso Canyon costs	301	7
Asset retirement obligations	3,113	2,923
Greenhouse gas obligations	—	301
Liabilities held for sale in discontinued operations	—	1,052
Deferred credits and other	2,119	2,062
Total deferred credits and other liabilities	13,069	13,925
Equity:
Sempra Energy shareholders’ equity	23,373	19,929
Preferred stock of subsidiary	20	20
Other noncontrolling interests	1,541	1,856
Total equity	24,934	21,805
Total liabilities and equity	$66,623	$65,665

SEMPRA ENERGY
Table C

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Years ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,105	$2,362
Less: Income from discontinued operations, net of income tax	(1,850)	(363)
Income from continuing operations, net of income tax	2,255	1,999
Adjustments to reconcile net income to net cash provided by operating activities	1,042	1,259
Net change in other working capital components	(550)	(207)
Distributions from investments	651	247
Insurance receivable for Aliso Canyon costs	(106)	122
Wildfire fund, current and noncurrent	—	(323)
Reserve for Aliso Canyon costs, noncurrent	294	—
Changes in other noncurrent assets and liabilities, net	56	(399)
Net cash provided by continuing operations	3,642	2,698
Net cash (used in) provided by discontinued operations	(1,051)	390
Net cash provided by operating activities	2,591	3,088

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(4,676)	(3,708)
Expenditures for investments and acquisitions	(652)	(1,797)
Proceeds from sale of assets	19	899
Distributions from investments	761	9
Purchases of nuclear decommissioning trust assets	(1,439)	(914)
Proceeds from sales of nuclear decommissioning trust assets	1,439	914
Advances to unconsolidated affiliates	(92)	(16)
Repayments of advances to unconsolidated affiliates	7	3
Intercompany activities with discontinued operations, net	—	8
Other	15	21
Net cash used in continuing operations	(4,618)	(4,581)
Net cash provided by (used in) discontinued operations	5,171	(12)
Net cash provided by (used in) investing activities	553	(4,593)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(1,174)	(993)
Preferred dividends paid	(157)	(142)
Issuances of preferred stock, net	891	—
Issuances of common stock, net	11	1,830
Repurchases of common stock	(566)	(26)
Issuances of debt (maturities greater than 90 days)	6,051	4,296
Payments on debt (maturities greater than 90 days) and finance leases	(5,864)	(3,667)
(Decrease) increase in short-term debt, net	(1,759)	656
Advances from unconsolidated affiliates	64	155
Proceeds from sale of noncontrolling interests, net	26	5
Purchases of noncontrolling interests	(248)	(30)
Contributions from noncontrolling interests, net	1	98
Intercompany activities with discontinued operations, net	—	(266)
Other	(50)	(49)
Net cash (used in) provided by continuing operations	(2,774)	1,867
Net cash provided by (used in) discontinued operations	401	(392)
Net cash (used in) provided by financing activities	(2,373)	1,475

Effect of exchange rate changes in continuing operations	—	—
Effect of exchange rate changes in discontinued operations	(3)	1
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	1

Increase (decrease) in cash, cash equivalents and restricted cash, including discontinued operations	768	(29)
Cash, cash equivalents and restricted cash, including discontinued operations, January 1	217	246
Cash, cash equivalents and restricted cash, including discontinued operations, December 31	$985	$217

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES, INVESTMENTS AND ACQUISITIONS
(Dollars in millions)
	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019
	(unaudited)
Earnings (Losses) Attributable to Common Shares
SDG&E	$191	$185	$824	$767
SoCalGas	79	204	504	641
Sempra Texas Utilities	121	109	579	528
Sempra Mexico	(43)	39	259	253
Sempra LNG	113	(19)	320	(6)
Sempra Renewables	—	—	—	59
Parent and other	(47)	(132)	(562)	(515)
Discontinued operations	—	61	1,840	328
Total	$414	$447	$3,764	$2,055

	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019
	(unaudited)
Capital Expenditures, Investments and Acquisitions
SDG&E	$619	$451	$1,942	$1,522
SoCalGas	498	420	1,843	1,439
Sempra Texas Utilities	423	347	648	1,685
Sempra Mexico	168	204	611	624
Sempra LNG	72	39	272	222
Sempra Renewables	—	—	—	2
Parent and other	6	5	12	11
Total	$1,786	$1,466	$5,328	$5,505

SEMPRA ENERGY
Table D (Continued)

RECONCILIATION OF CAPITAL DEPLOYED
(Dollars in millions)
		Years ended December 31,
		2020	2019
		(unaudited)
Sempra Energy
Expenditures for property, plant and equipment		$4,676	$3,708
Expenditures for investments and acquisitions		652	1,797
Total Capital Expenditures, Investments and Acquisitions (On Balance Sheet)		5,328	5,505
Exclude:
Capital contribution to Oncor for Oncor's acquisition of 100% of InfraREIT and Sempra's acquisition of a 50% indirect interest in Sharyland		—	(1,162)
Acquisition of 1% interest in Texas Transmission Holdings Corporation (TTHC) from Hunt		(16)	—
Total Capital Expenditures and Investments (On Balance Sheet)	A	5,312	4,343

Oncor Electric Delivery Company LLC
Capital expenditures (100%)		2,540	2,097
Total Capital Expenditures (Off Balance Sheet)		2,540	2,097

Sharyland Utilities
Capital expenditures (100%)		5	2
Total Capital Expenditures (Off Balance Sheet)		5	2

Sempra Texas Utilities - Proportionate Ownership Share of Unconsolidated Entities
80.25% of Oncor Electric Delivery Company LLC capital expenditures		2,038	1,683
50% of Sharyland Utilities capital expenditures		3	1
Less:
Sempra Texas Utilities investments and acquisitions (On Balance Sheet)		(648)	(1,685)
Add Back:
Sempra Texas Utilities acquisitions (On Balance Sheet)(1)		16	1,162
Capital Expenditures, Investments and Acquisitions - Sempra Texas Utilities (Off Balance Sheet)		1,409	1,161

Capital Expenditures - Unconsolidated Joint Ventures at Sempra LNG and Sempra Mexico (Off Balance Sheet)(2)		228	446

Total Capital Expenditures, Investments and Acquisitions of Unconsolidated Entities (Off Balance Sheet)	B	1,637	1,607

Total Capital Deployed	A+B	$6,949	$5,950

(1)	Includes Sempra Energy's acquisition of 1% interest in TTHC from Hunt in 2020 and Sempra Energy's capital contribution to Oncor for Oncor's acquisition of 100% of InfraREIT and Sempra Energy's acquisition of a 50% indirect interest in Sharyland in 2019.
(2)	Amounts are net of capital contributions from Sempra Energy. 2020 and 2019 includes $146 and $337, respectively, of capex funded by Sempra LNG's unconsolidated JV (Cameron LNG JV) and $82 and $109, respectively, funded by Sempra Mexico's unconsolidated JVs.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS

	Three months ended December 31,		Years ended or at December 31,
	2020	2019	2020	2019
	(unaudited)
UTILITIES
SDG&E and SoCalGas
Gas sales (Bcf)(1)	98	103	355	374
Transportation (Bcf)(1)	161	149	612	573
Total deliveries (Bcf)(1)	259	252	967	947

Total gas customer meters (thousands)			6,967	6,924

SDG&E
Electric sales (millions of kWhs)(1)	3,751	3,601	14,398	14,397
Direct Access and Community Choice Aggregation (millions of kWhs)	952	909	3,482	3,549
Total deliveries (millions of kWhs)(1)	4,703	4,510	17,880	17,946

Total electric customer meters (thousands)			1,483	1,471

Oncor(2)
Total deliveries (millions of kWhs)	30,615	30,916	131,157	133,378
Total electric customer meters (thousands)			3,762	3,685

Ecogas
Natural gas sales (Bcf)	1	1	3	3
Natural gas customer meters (thousands)			136	132

ENERGY-RELATED BUSINESSES
Power generated and sold
Sempra Mexico
Termoeléctrica de Mexicali (TdM) (millions of kWhs)	729	1,011	2,905	3,873
Wind and solar (millions of kWhs)(3)	420	333	1,724	1,442

(1)	Includes intercompany sales.
(2)	Includes 100% of the electric deliveries and customer meters of Oncor Electric Delivery Company LLC (Oncor), in which we hold an indirect 80.25% interest through our investment in Oncor Electric Delivery Holdings Company LLC.
(3)	Includes 50% of the total power generated and sold at the Energía Sierra Juárez wind power generation facility, in which Sempra Energy has a 50% ownership interest.